                                                                    EXHIBIT 10.2

                              Ilitch Holdings, Inc.
                                Fox Office Center
                              2211 Woodward Avenue
                          Detroit, Michigan 48201-3400

                                 March 22, 2005

MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109

            Re:   MotorCity

Gentlemen:

      This confirms our agreement that notwithstanding the terms of that certain Agreement and Plan of Merger dated March 22, 2005 (the "Merger Agreement") between CCM Merger Inc. (the "Parent"), Mandalay Resort Group ("MRG"), MGM MIRAGE and certain other parties, Excess Cash (as defined in the Merger Agreement) will be $12,000,000 (rather than $8,000,000 as set forth in the Merger Agreement); provided, however, that (i) the amount of Excess Cash shall be reduced by the amount of any distributions received by Circus Circus Michigan from Detroit Entertainment, L.L.C., after the date hereof and prior to the Effective Time, and (ii) if the Effective Time shall not occur on or prior to March 31, 2005, the amount of Excess Cash shall increase by $142,857.14 (the "Per Diem Amount") each day after March 31, 2005 until the earlier of the Effective Time or April 14, 2005. If the Effective Time shall not have occurred on or prior to April 14, 2005 and only if, the Parent shall not have satisfied all conditions to its obligation to consummate the Merger, will Excess Cash continue to be increased by the Per Diem Amount until the Parent has satisfied all such conditions.

                                          Very truly yours,

                                          CCM Merger Inc.

                                          /s/ Marian Ilitch
                                          -----------------------------------

Confirmed:

MGM MIRAGE

/s/ Daniel D'Arrigo
-----------------------------
Name: DANIEL D'ARRIGO
Title: Sr. V.P. FINANCE